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                                                                 Exhibit (D)(ii)

                             CONTRIBUTION AGREEMENT

            THIS CONTRIBUTION AGREEMENT is made as at the Effective Time (as defined below) on the [ ] day of April, 2004,

BETWEEN:

            HEMOSOL INC., (to be renamed LPBP Inc.) a corporation existing under the laws of the Province of Ontario,

            (hereinafter referred to as the "Vendor"),

                                     - and -

            HEMOSOL LP,
            a limited partnership existing under the laws of the Province of Ontario, by its general partner, HEMOSOL CORP., a corporation existing under the laws of the Province of Ontario,

            (hereinafter referred to as the "Purchaser").

            WHEREAS the Vendor is restructuring its business pursuant to a plan of arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") effected through the filing of articles of arrangement dated the date hereof with the Director under the OBCA;

            AND WHEREAS the Vendor carries on the Purchased Business (as defined below) and is the owner of the Purchased Assets (as defined below);

            AND WHEREAS, as one of the steps in the Arrangement, the Vendor will sell and the Purchaser will purchase the Purchased Assets in consideration for the issuance to the Vendor by the Purchaser of the Consideration Units (as defined below) and the assumption by the Purchaser of the Assumed Liabilities (as defined below), all in accordance with the provisions hereof;

            THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, representations and warranties of the Parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties covenant and agree as follows:

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                                       -2-


                                   ARTICLE 1
                                 INTERPRETATION

1.1         DEFINITIONS

            Where used in this Agreement, unless the context requires otherwise, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "ARRANGEMENT AGREEMENT" means the arrangement agreement dated as of February 11, 2004 between MDS Inc. and the Vendor;

      "ASSUMED CONTRACTS" means all contracts, agreements and other legally binding instruments (written or otherwise) that the Vendor is party to immediately prior to the Effective Time, including the contracts, agreements and other legally binding instruments which are listed and/or described on Schedule A, in each case together with all rights, benefits, privileges and obligations of the Vendor thereunder, other than the Excluded Contracts;

      "ASSUMED LIABILITIES" has the meaning set out in subsection 3.3(a);

      "CONSIDERATION UNITS" means 9,999 partnership units of the Purchaser;

      "CORPORATION INDEMNITY AGREEMENT" means an indemnity agreement substantially in the form attached as Exhibit 12 to the Arrangement Agreement;

      "EFFECTIVE TIME" means that time after 12:01 a.m. (Toronto time) on the date hereof at which the transfer of the Purchased Assets contemplated by this Agreement is deemed to occur in accordance with the Arrangement;

      "EMPLOYEES" means all employees employed by the Vendor immediately prior to the Effective Time, excluding employees transferred to Hemosol Corp. on the date hereof;

      "EXCLUDED CONTRACTS" means, collectively, the Blood Products LP Agreement, the Corporation Indemnity Agreement, the Escrow Agreement, the MDS Indemnity Agreement and the Partnership Interest Transfer Agreement;

      "EXCISE TAX ACT" means part IX of the Excise Tax Act (Canada);

      "PARTIES" means the Vendor and the Purchaser and "Party" means either one of the Vendor or the Purchaser;

      "PURCHASED ASSETS" has the meaning set out in Section 2.1;

      "PURCHASED BUSINESS" means the business and operations of the Vendor carried on by the Vendor and its subsidiaries immediately prior to the Effective Time, including the development and manufacturing of blood-related proteins;

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                                       -3-


      "TAX ACT" means the Income Tax Act (Canada); and

      "TAX LOSSES" means tax credits and amounts deductible by the Vendor in computing its income for the purposes of the Tax Act and the Corporations Tax Act (Ontario).

      Capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Arrangement Agreement.

1.2         RULES OF CONSTRUCTION

            Unless the context otherwise requires, in this Agreement:

      (a) "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions mean or refer to this Agreement as amended, restated, modified, replaced or supplemented from time to time, including any amendment to this Agreement, and any agreement or instrument supplemental hereto and the expressions "Article", "Section" and "Schedule" followed by a number or letter mean and refer to the specified Article, Section or Schedule herein;

      (b) the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof;

      (c) "include", "includes" and "including" shall mean "including without limitation" and "including without limiting the generality of the foregoing";

      (d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

      (e) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing, as amended, restated, modified, replaced or supplemented form time to time;

      (f) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time; and

      (g)   time is of the essence hereof.

1.3   SCHEDULES

      The following schedules are annexed to and are incorporated by reference in this Agreement:

      Schedule A   -       Assumed Contracts
      Schedule B   -       Allocation of Purchase Price

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                                      -4-


1.4         ENTIRE AGREEMENT; AMENDMENT

            This Agreement, together with the Arrangement Agreement and all agreements, documents and instruments contemplated thereby, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein and therein provided. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties in the same manner as the execution of this Agreement. In the event of any conflict between the terms of this Agreement and the Arrangement, the terms of the Arrangement shall prevail.

1.5         GOVERNING LAW

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province, and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.6         SUCCESSORS AND ASSIGNS

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party.

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1         TRANSFER OF PURCHASED ASSETS

            Subject to the provisions of this Agreement, as of the Effective Time, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor all right, title and interest of the Vendor in and to all the property and assets, whether real or personal, tangible or intangible, of every kind and description and wheresoever situate (but for greater certainty specifically excluding the Tax Losses), in which the Vendor has any right, title or interest immediately prior to the Effective Time (collectively, the "Purchased Assets"), including:

      (a) real property, together with the buildings, structures, improvements and appurtenances situated thereon;

      (b) machinery, equipment, leasehold improvements, office equipment, computer hardware and software, furniture, furnishings and other tangible personal property;

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                                      -5-


      (c)   trucks, cars and other vehicles;

      (d) inventories of the Vendor, including raw materials and work-in-process;

      (e)   stationery, forms and office supplies;

      (f) accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of security for such accounts, notes and debts;

      (g)   the benefit of prepaid expenses;

      (h) cash on hand or in bank accounts (including cheques held for deposit);

      (i) the benefit of contracts, agreements, leases, commitments and covenants (including non-competition and other restrictive covenants), whether written or oral, and licences, permits and authorizations to which the Vendor is entitled;

      (j) all industrial and intellectual property and all rights therein in any and all jurisdictions, including: (a) trademarks, service marks, trade names, brand names, domain names and other identifying names or marks; (b) patents and patent rights; (c) registered and unregistered industrial designs; (d) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventor's notes, discoveries and improvements, know-how, business processes and techniques, manufacturing and production processes and techniques, and research and development information (whether or not patentable), inventions and invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans and supplier lists and information; (e) writings and other copyrightable works of authorship, including computer programs, data bases, business processes and documentation therefor, and all copyrights to any of the foregoing; (f) moral rights and waivers thereof; (g) internet protocol addresses and all other network addresses; (h) any similar intellectual property or proprietary rights; (i) registrations of, and applications to register, any of the foregoing with any government authority and any renewals or extensions thereof; and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing;

      (k) files, documents and records, including clinical trial records, manufacturing data, production records, employee manuals, supply records and correspondence files, but excluding all minute books and corporate records and the corporate seal of the Vendor; and

      (l) goodwill, including the goodwill associated with any trademarks, service marks, trade names, brand names, domain names and other identifying names or marks, together with any rights to use the name "Hemosol" as part of a name or style.

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                                      -6-


2.2         ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

            Subject to the terms and conditions of this Agreement, as of the Effective Time, the Vendor hereby assigns to the Purchaser and the Purchaser hereby assumes the Vendor's rights and obligations under the Assumed Contracts, including all obligations arising on or in respect of the period prior to the Effective Time and hereby agrees to pay, satisfy, discharge, perform and fulfil all of the Vendor's obligations thereunder and to indemnify and save harmless the Vendor against all liabilities, commitments and obligations thereunder, including all obligations arising on or in respect of the period prior to the Effective Time.

2.3         RIGHTS HELD IN TRUST

            Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment of any contract, licence, lease, commitment or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any material adverse way affect the rights of the Vendor. The Vendor, at the cost of the Purchaser and upon the written request of the Purchaser, shall co-operate with the Purchaser in obtaining the consent of the other party or parties to any of the foregoing to the assignment thereof to the Purchaser in all cases in which such consent is required for assignment or transfer and has not been obtained prior to the date hereof. The Vendor agrees, at the cost of the Purchaser, to hold the benefit thereof in trust for the Purchaser and, at the cost of the Purchaser and upon the written request of the Purchaser, to co-operate with the Purchaser in any arrangements designed to provide to the Purchaser the benefits thereunder, including enforcement for the benefit of the Purchaser of any and all rights of the Vendor against the other party or parties thereto arising out of the cancellation by such other party or parties or otherwise.

2.4         ASSETS HELD IN TRUST

            With respect to any asset or interest of the Vendor intended to be sold, conveyed, assigned and transferred to the Purchaser on the date hereof and the title to which may not have passed to the Purchaser by virtue hereof or any agreement or instrument executed pursuant hereto, the Vendor shall hold the same in trust for the Purchaser to sell, convey, assign and transfer the same, in each case at the cost of the Purchaser and as the Purchaser may from time to time direct and the Vendor shall account to the Purchaser for all receipts, monies, profits, benefits and advantages derived by or accruing to the Vendor from any such asset or interest after the date hereof.

                                   ARTICLE 3
                      PURCHASE PRICE AND ALLOCATION THEREOF

3.1         AGGREGATE PURCHASE PRICE

            The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $59,994,000 and the amount of the Assumed Liabilities, such sum being the fair market value thereof on the date hereof (the "Purchase Price").

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                                      -7-


3.2         ALLOCATION OF PURCHASE PRICE

            The aggregate consideration for the Purchased Assets, as set out in
Section 3.3, shall be allocated among, and shall be applied in payment and satisfaction of the Purchase Price for, the categories of Purchased Assets as set out in Schedule B.

3.3         PAYMENT OF PURCHASE PRICE

            In full payment and satisfaction of the Purchase Price, the Purchaser, as of the Effective Time, hereby agrees to:

      (a) assume, pay, satisfy, discharge, perform and fulfill all liabilities (contingent or otherwise) and all other obligations of the Vendor existing immediately prior to the Effective Time (collectively, the "Assumed Liabilities") and to execute and deliver the Corporation Indemnity Agreement and to perform its obligations thereunder; and

      (b) issue to the Vendor, in accordance with the Arrangement, the Consideration Units.

3.4         TRANSFER TAXES

            The Purchaser shall be liable for and shall pay any and all federal, provincial and other sales, goods and services, value added, land transfer and other transfer taxes which are properly payable by the Purchaser in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser, together with all duties, registration fees or other charges properly payable by the Purchaser upon or in connection with the conveyance or transfer of the Purchased Assets.

3.5         OFFERS OF EMPLOYMENT

            The Purchaser shall offer to employ all Employees effective as of the Effective Time on terms and conditions which are substantially similar to those upon which such Employees are employed by the Vendor as of the Effective Time. In such offer, the Purchaser shall recognize the seniority of each Employee with respect to all employment related matters as if the Employee had been employed by the Purchaser for a period of time equal to the time that such Employee was employed by the Vendor.

                                   ARTICLE 4
                                  TAX ELECTIONS

4.1         SECTION 97(2) OF THE TAX ACT

            The Parties hereby agree to elect jointly under subsection 97(2) of the Tax Act in respect of the transfer of the Purchased Assets, in the prescribed form and within the prescribed time for purposes of the Tax Act, and shall therein specify that the Vendor's proceeds of disposition and the Purchaser's cost of acquiring the relevant categories of Purchased Assets are the amounts as set out in Schedule B subject to the limitations of subsection 85(1) of the Tax

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                                      -8-


Act. For the purposes of subsection 97(2) and paragraph 85(1)(e.1) of the Tax Act, the properties shall be deemed to be disposed of in the order designated by the Purchaser. For greater certainty, the Parties agree that no election under subsection 97(2) of the Tax Act shall be made in respect of the assets referred to in Section 4.2 hereof. The Parties agree to jointly file corresponding elections under the provisions of applicable provincial tax legislation, upon request of the Vendor. All elections shall be prepared and filed by the Vendor.

4.2   SECTION 22 OF THE TAX ACT

      The Parties hereby agree to elect jointly under Section 22 of the Tax Act, in the prescribed form and within the prescribed time for purposes of the Tax Act, as to the sale of such of the Purchased Assets in respect of which such an election may be made and to therein designate an amount equal to the net book value of such assets as at the date hereof as the consideration paid by the Purchaser for such assets.

4.3   SECTION 167 OF THE EXCISE TAX ACT

      The Parties hereby agree to elect jointly under Section 167 of the Excise Tax Act, in the prescribed form and within the prescribed time for purposes of the Excise Tax Act in respect of the purchase and sale of the Purchased Assets hereunder.

                                   ARTICLE 5
                                     GENERAL

5.1   SURVIVAL OF COVENANTS

      The covenants of the Purchaser and the Vendor contained in this agreement shall survive the closing of the purchase and sale of the Purchased Assets herein provided for until such covenants are performed or, by their respective terms, terminate.

5.2   NOTICES

      Any notice required or permitted to be given to any Party hereto shall be in writing and shall be validly given if delivered personally, telecopied or mailed by prepaid registered mail to that Party at the following address:

      (a)   if to the Purchaser:

            2585 Meadowpine Boulevard
            Mississauga, Ontario L5N 8H9

            Attention: Lee D. Hartwell
            Fax No.: (905) 286-6300
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                                      -9-


      (b)   if to the Vendor:

            LPBP Inc.
            100 International Blvd.
            Toronto, Ontario M9W 6J6

            Attention: John Anderson
            Fax No.: [ ]

            Any notice or other document delivered personally or telecopied as aforesaid shall be deemed to have been received by and given to the addressee on the day of delivery of such delivery or telecopy (or, if such day is not a business day, on the next following business day) and any such notice or other document mailed as aforesaid, shall, except in cases of postal interruption, be deemed to have been received five business days after mailing.

            Either Party may, at any time, give notice to the other Party of any change in address pursuant to the provisions of this Section 5.2.

5.3         FURTHER ASSURANCES

            Each Party shall take such actions and execute all such transfers, assignments, notices and other documents and use its commercially reasonable efforts to secure all such consents and approvals as a Party may in writing at any time and from time to time reasonably request in order to give full effect to the provisions of this Agreement. For greater certainty, the Purchaser, at its expense, hereby covenants to take, or cause to be taken, all commercially reasonable actions necessary or desirable to assure the transfer of the Purchased Assets, including making all necessary filings, giving all necessary notices and obtaining all necessary consents and authorizations.

5.4         COUNTERPARTS

            This Agreement may be executed in counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

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                                      -10-


                                      HEMOSOL CORP., IN ITS CAPACITY AS GENERAL
                                      PARTNER OF HEMOSOL LP

                                      by

                                         ---------------------------------------
                                         Name:  Lee D. Hartwell
                                         Title: President, Chief Executive
                                                Officer and Chief Financial
                                                Officer

                                      HEMOSOL INC.

                                      by

                                         ---------------------------------------
                                         Name:  Lee D. Hartwell
                                         Title: President, Chief Executive
                                                Officer and Chief Financial
                                                Officer


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                                   SCHEDULE A
                                ASSUMED CONTRACTS

                                   SCHEDULE B
                          ALLOCATION OF PURCHASE PRICE